EXHIBIT 99.1


THURSDAY JANUARY 24, 12:05 PM EASTERN TIME

PRESS RELEASE

SOURCE: RESEARCH, INC.

RESEARCH, INC. FILES A PETITION UNDER CHAPTER 11

EDEN PRAIRIE, Minn., Jan. 24 / --

Research, Inc. (Nasdaq: RESRE - news) today announced that in order to implement the next phase of its restructuring process, it has filed a voluntary petition under Chapter 11 of the Bankruptcy code. The Company has recorded significant losses this past year as a result of the downturn seen in the semiconductor and printed circuit board industry. Since its announcement in June 2001, regarding the discontinuance of its reflow oven product line, the Company has significantly reduced its operating costs and has been working with its unsecured creditors in developing a debt repayment plan. In addition, the Company has been negotiating with a bank to provide a new credit facility and with its landlord to negotiate a new lease for less space. However, the Company has been unable to bring all these pieces together to complete its restructuring. "After exploring its alternatives, we now believe that a voluntary chapter 11 proceeding presents the most effective means to complete its restructuring," said President Brad Yopp. "Chapter 11 allows us to achieve our restructuring objectives while at the same time remain committed to providing the same high quality products and services to our customers."

The Company also announces a restructuring of its board of directors to better balance the size of the board and the needs of the company as well as controlling costs. Concurrent with its chapter 11 filing, Brad Yopp, President and Chief Financial Officer, has been appointed to the board and three outside directors, Edward L. Lundstrom, Charles G. Schiefelbein and Mike Pudil have resigned their positions.

In addition, the Company has received notification from Nasdaq that its stock will be delisted at the opening of business on January 30, 2002 resulting from its failure to file a Form 10-k for the year ended September 30, 2001 as required by Marketplace Rule 4310(c)(14). The Company has seven calendar days from the receipt of such notice to appeal this determination. The Company does not intend to appeal the decision.

Research, Inc. designs and manufactures complete product solutions based on its core competency: the precise control of heat. The Company targets markets worldwide including graphics art printing (ink drying) and plastics, rubber and metal processing applications. Research, Inc. is headquartered in Eden Prairie, Minn. The company's common stock trades on the Nasdaq SmallCap Market under the symbol: RESRE. Additional news and information can be found on the company's Web site at http://www.researchinc.com

Statements contained here, other than historical data, may be forward-looking and subject to risks and uncertainties including, but not limited to, those set forth in the company's annual report, 10K, 10Q, and other SEC filings.